Exhibit 10.1
February 9, 2023

Aaron Stephenson, Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, TX 77002.

Dear Mr. Stephenson:
This letter agreement (“Letter Agreement”), which will become effective on February 15, 2023 (the “Effective Date”), sets forth the understanding between you and Cheniere Energy, Inc. (the “Company”) regarding your transition from the Company.
1.Transition from Employment
a.Unless terminated earlier by the Company or you, your employment with the Company will continue through March 2, 2023. You will continue to receive your base salary, at its current rate; remain eligible for payment of your earned award under the annual incentive program for 2022; and continue to be eligible to participate in the Company’s plans and programs through March 2, 2023, or, if earlier, until the date on which your employment terminates (the last day of your employment is the “Termination Date”).
b.In exchange for the mutual consideration set forth in this Letter Agreement, you hereby resign without any further action by you or the Company, effective upon the Termination Date, from any and all positions you currently hold (whether as an officer, manager, director, partner or otherwise) with the Company and its subsidiaries and any of their respective subsidiaries, affiliates, general partners and other related entities effective as of the Termination Date.
c.From the Termination Date through December 31, 2023, you agree to be reasonably available to assist the Company in the transition of your duties and such other matters as the Company may reasonably request from time to time; provided that you and the Company agree that any services that you perform after the Termination will not exceed 20% of your prior full-time role. You agree that nothing herein will constitute “Good Reason” for purposes of any plan, agreement or arrangement of the Company or its subsidiaries or affiliates.
2.Termination Payments
a.As soon as reasonably practicable following the Termination Date, any unreimbursed business expenses will be reimbursed consistent with the terms of the Company’s policy. Following the Termination Date, you will be entitled to all vested amounts or benefits required to be paid or provided or which you are eligible to receive under the terms of the Company’s welfare and retirement plans, including, but not limited to, the Company’s 401(k) plan.
b.Provided that you do not resign from your employment with the Company prior to March 2, 2023 (except as contemplated by Section 1(b)), and subject to your execution and non-revocation of a release of claims within 21 days following the Termination Date (the “Release”) and your compliance with the Release and this Letter Agreement (including covenants referenced in Section 3), you will be entitled to the benefits set forth in this Section 2(b).
i. Your outstanding unvested restricted stock unit (“RSU”) awards and performance stock unit (“PSU”) awards will be treated in accordance with the Cheniere Energy, Inc. Retirement Policy, as amended.
ii. On the first regularly scheduled payroll date after your signed Release becomes effective, the Company will pay you a cash lump sum equal to $1,875,000, less applicable withholdings.
iii. Subject to your timely election pursuant to COBRA (Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA) and remaining eligible therefor, the Company will continue to provide you and your

Mr. Aaron Stephenson                                        Page 2
eligible dependents, as applicable, health benefits, subsidized on the same basis as active employees, for 24 months following March 2023. The Company may modify the benefits continuation provided by this Section 2(b)(iii) to the extent reasonably necessary to avoid the imposition of any excise taxes or other penalties on the Company or any of its Affiliates for failure to comply with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended.
3.Continuing Covenants.
a.You acknowledge that you are subject to certain obligations, including without limitation the confidentiality, non-competition and non-solicitation obligations set forth in your outstanding RSU and PSU awards, which will survive the termination of your employment in accordance with their terms. You agree that the payments and benefits in Section 2(b) satisfy payments (if any) that may otherwise be required in connection with such covenants in accordance with their terms.
b.No later than the Termination Date, you agree to return to the Company all property or information, including, without limitation, all reports, files, memos, plans, lists, other records (whether electronically stored or not), keys, computers, phones and other equipment belonging to the Company or its affiliates; provided that you will be permitted to retain copies of documents relating to your personal entitlements, benefits, obligations and tax liabilities (the “Personal Information”). On the Termination Date, you agree to certify to the Company that you have not removed any confidential or other information of the Company (in electronic or physical form), including without limitation any policies, procedures, organizational charts, compensation information or other work product of the Company but excluding the Personal Information. Notwithstanding the foregoing language, the Company agrees that you may keep the Company-issued cellular phone and tablet currently in your possession (Company IT personnel will work with you to remove any of the Company’s proprietary information). The Company further agrees that you may maintain the cellular telephone number you use that is currently assigned to the Company’s corporate wireless account and that the Company will release the number to you and work with the carrier to port over that number to your personal account with a compatible wireless provider of your choice.
4.General Provisions.
a.Entire Agreement; No Representations. This Letter Agreement (and the agreements, plans and programs referenced herein) constitute the entire agreement between you and the Company regarding the subject matter hereof and supersede any earlier agreement, written or oral, with respect thereto. You acknowledge that you have not relied on any representations or statements not set forth in this Letter Agreement.
b.Amendments; Waivers. No provision of this Letter Agreement may be amended or waived unless such amendment is agreed in writing and signed by each party hereto, or such waiver is set forth in a writing and signed by the waiving party.
c.Severability; Interpretive Matters. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision. If any provision of this Letter Agreement is held invalid or unenforceable in part, the remaining portion of that provision, together with all other provisions of this Letter Agreement, will remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
d.Counterparts. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and the counterparts will constitute one and the same instrument. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
e.Governing Law; Venue. This Letter Agreement shall be construed in accordance with and governed by the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law (in which case such federal law shall apply). Mandatory venue for any dispute regarding or related to this Letter Agreement shall be Harris County, Texas.
f.Withholding Taxes; Section 409A. The Company may withhold from any amounts payable under this Letter Agreement any taxes and other withholdings and deductions that are required to be withheld pursuant to any applicable law or regulation. Additionally, the Company shall withhold shares of common stock of the

Mr. Aaron Stephenson                                        Page 3
Company that would otherwise be delivered under the RSU or PSU awards discussed in Section 2(b) to satisfy applicable withholding obligations in accordance with the terms of the RSU or PSU awards. This Letter Agreement is intended to be exempt from, or to comply with, the requirements of Section 409A of the Internal Revenue Code (“Code”) and this Letter Agreement shall be interpreted accordingly; provided that in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A of the Code.
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Mr. Aaron Stephenson                                        Page 4
To indicate your agreement with the foregoing, please sign and return this Letter Agreement.

Very truly yours,

CHENIERE ENERGY, INC.

By:	/s/ Sean Markowitz

Accepted and Agreed:

/s/ Aaron Stephenson
Aaron Stephenson

Date:	February 14, 2023